The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 5, 2018

Citigroup Global Markets Holdings Inc.	July-----, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH1302 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

Overview

These Single Observation Equity LinKed Securities (ELKS® ), which we refer to as the “securities,” are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc.  The securities offer a monthly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon, you will be exposed to the risk that, if a downside event (as described below) occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive shares of common stock of American Airlines Group Inc. (or, in our sole discretion, cash based on the value of those shares) that are worth significantly less than the stated principal amount and may be worth nothing.

Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any cash or underlying shares due under the securities if we and Citigroup Inc. default on our obligations. All payments and/or deliveries on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of common stock of American Airlines Group Inc. (ticker symbol: “AAL”) (the “underlying share issuer”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	July , 2018 (expected to be July 18, 2018)
Issue date:	July , 2018 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	July , 2019 (expected to be July 18, 2019), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	July , 2019 (expected to be July 23, 2019)
Coupon:	8.00% to 9.00% per annum. The actual coupon rate will be determined on the pricing date.
Coupon payment dates:	Expected to be the 23rd day of each month, commencing August , 2018 (expected to be August 23, 2018) and ending on the maturity date
Payment at maturity:

For each $1,000 security you hold at maturity, you will be entitled to receive the final coupon payment plus:

▪  If a downside event occurs:
a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)

▪  If a downside event does not occur:
$1,000 in cash

If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) expected to be worth less than 75.00% of the stated principal amount and may be worth nothing.  Although you are expected to be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the securities. The number of full underlying shares and any cash in lieu of a fractional underlying share that you receive at maturity will be calculated based on the aggregate number of securities you then hold.

Downside event:	A downside event will occur if the final share price is less than the downside threshold price.
Downside threshold price:	$ , 75.00% of the initial share price
Initial share price:	$ , the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Equity ratio:	, the stated principal amount divided by the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324XEU0 / US17324XEU00
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$10.00	$990.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $920.00 per security, which will be less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $990.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $995.00 per security, assuming the maximum custodial fee is charged by a selected dealer.  See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. ES-01-06 dated April 7, 2017                Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of the Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting of Underlying Shares (Other than Shares of an ETF),” and not in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The table below illustrates what you will receive at maturity of the securities for a range of hypothetical closing prices of the underlying shares on the valuation date.

The table below is based on the following hypothetical values and assumptions in order to illustrate how the securities work (and does not reflect the actual initial share price, equity ratio, downside threshold price, coupon rate or dividend yield on the underlying shares):

Initial share price:	$40.00 (the hypothetical closing price of the underlying shares on the pricing date)
Equity ratio:	25.00000 (the $1,000 stated principal amount per security divided by the hypothetical initial share price)
Downside threshold price:	$30.00 (75.00% of the hypothetical initial share price)
Coupon:	8.00% per annum
Annualized dividend yield:	1.05% (the hypothetical dividend yield)
Term:	1 year

The following hypothetical examples assume that the closing price of the underlying shares on the valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical closing price of the underlying shares on the valuation date	Hypothetical percentage change from the initial share price to the final share price	Value of the underlying shares or cash amount at maturity(1) per security	Total coupon payments per security	Total value received per security	Total return of the underlying shares(2)	Total return of the securities
$0.00	-100.000%	$0.00	$80.00	$80.00	-98.950%	-92.000%
$20.00	-50.000%	$500.00	$80.00	$580.00	-48.950%	-42.000%
$29.99	-25.025%	$749.75	$80.00	$829.75	-23.975%	-17.025%
$30.00	-25.000%	$1,000.00	$80.00	$1,080.00	-23.950%	8.000%
$36.00	-10.000%	$1,000.00	$80.00	$1,080.00	-8.950%	8.000%
$40.00	0.000%	$1,000.00	$80.00	$1,080.00	1.050%	8.000%
$44.00	10.000%	$1,000.00	$80.00	$1,080.00	11.050%	8.000%
$50.00	25.000%	$1,000.00	$80.00	$1,080.00	26.050%	8.000%
$60.00	50.000%	$1,000.00	$80.00	$1,080.00	51.050%	8.000%
$80.00	100.000%	$1,000.00	$80.00	$1,080.00	101.050%	8.000%

(1) Based on the closing price on the valuation date.  If we elect to deliver any underlying shares as payment at maturity, you will receive such underlying shares on the maturity date.  Excludes final coupon payment.

(2) Includes hypothetical dividend yield. The return on the securities will not reflect dividends.

The above table does not illustrate all possible variations in what you will receive at maturity. The examples above are intended to illustrate how what you will receive at maturity will depend on whether the closing price of the underlying shares on the valuation date is less than the downside threshold price and, if less, by how much.

July 2018	PS-2

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally. Citigroup Inc. will release quarterly earnings on July 13, 2018, which is during the marketing period and prior to the pricing date of these securities.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) expected to be worth less than 75.00% of the stated principal amount and may be worth nothing.

▪	The securities will be adversely affected by volatility in the price of the underlying shares. The more volatile the price of the underlying shares, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your securities at maturity. In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a downside event will occur and, as a result, that you will receive underlying shares at maturity (or, in our sole discretion, cash based on the value thereof) worth less than the stated principal amount.

▪	The securities offer downside exposure, but no upside exposure, to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, any positive return on the securities will be limited to the coupon payments and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying shares over the term of the securities.

▪	The occurrence of a downside event depends on the closing price of the underlying shares on a single day, which makes the securities particularly sensitive to the volatility of the underlying shares. What you receive at maturity will depend solely on the final share price of the underlying shares on the valuation date, and not on any other day during the term of the securities. If the final share price of the underlying shares on the valuation date is less than the downside threshold price, a downside event will occur and you will not receive the full stated principal amount of your securities at maturity, even if the closing price of the underlying shares is greater than the downside threshold price on other dates during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a single day, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection

July 2018	PS-3

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay investors in the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares over the term of the securities or in instruments related to the underlying shares over the term of the securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the

July 2018	PS-4

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity. You should understand that you will not receive any dividend payments under the securities. In addition, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the underlying shares. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	If the underlying shares are delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount. If we exercise this call right, you will receive the amount described under “Description of the Securities—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the underlying shares. See “Description of the Securities—Dilution and Reorganization Adjustments” and “Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

July 2018	PS-5

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. investor as subject to withholding tax at a rate of 30%.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities.  In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, as of the date of this preliminary pricing supplement the securities should not be subject to withholding under Section 871(m).  However, information about the application of Section 871(m) to the securities will be updated in the final pricing supplement.  Moreover, the IRS could challenge a conclusion that the securities should not be subject to withholding under Section 871(m).

If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

July 2018	PS-6

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

Information About American Airlines Group Inc.

American Airlines Group Inc.’s primary business activity is the operation of a major network carrier, providing scheduled air transportation for passengers and cargo. The common stock of American Airlines Group Inc. is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by American Airlines Group Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-08400 through the SEC’s website at http://www.sec.gov. In addition, information regarding American Airlines Group Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The common stock of American Airlines Group Inc. trades on the NASDAQ Global Select Market under the ticker symbol “AAL.”

This pricing supplement relates only to the securities offered hereby and does not relate to the common stock of American Airlines Group Inc. or other securities of American Airlines Group Inc..  We have derived all disclosures contained in this pricing supplement regarding American Airlines Group Inc. from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to American Airlines Group Inc..

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. American Airlines Group Inc. is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the common stock of American Airlines Group Inc.

Historical Information

The graph below shows the closing price of the shares of common stock of American Airlines Group Inc. for each day such price was available from December 9, 2013 to June 29, 2018. The table that follows shows the high and low closing prices of, and dividends paid on, the shares of common stock of American Airlines Group Inc. for each quarter in that same period. The shares of common stock of American Airlines Group Inc. began trading on December 9, 2013 and therefore have a limited historical performance. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices of the shares of common stock of American Airlines Group Inc. shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical prices of the shares of common stock of American Airlines Group Inc. as an indication of future performance.

Common Stock of American Airlines Group Inc. – Historical Closing Prices December 9, 2013 to June 29, 2018

* The red line indicates a hypothetical downside threshold price of $28.47, assuming the closing price on June 29, 2018 were the initial share price.

July 2018	PS-7

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

Common Stock of American Airlines Group Inc.	High	Low	Dividends
2013
Fourth Quarter (beginning December 9, 2013)	$26.61	$24.60	$0.00000
2014
First Quarter	$39.02	$25.36	$0.00000
Second Quarter	$44.55	$33.37	$0.00000
Third Quarter	$43.86	$35.03	$0.10000
Fourth Quarter	$53.63	$28.58	$0.10000
2015
First Quarter	$55.76	$46.53	$0.10000
Second Quarter	$52.71	$39.48	$0.10000
Third Quarter	$43.99	$37.50	$0.10000
Fourth Quarter	$46.50	$38.13	$0.10000
2016
First Quarter	$43.47	$35.55	$0.10000
Second Quarter	$41.34	$25.27	$0.10000
Third Quarter	$39.35	$28.35	$0.10000
Fourth Quarter	$49.64	$37.38	$0.10000
2017
First Quarter	$49.59	$40.35	$0.10000
Second Quarter	$51.43	$40.90	$0.10000
Third Quarter	$54.22	$42.92	$0.10000
Fourth Quarter	$53.03	$45.74	$0.10000
2018
First Quarter	$58.47	$48.36	$0.10000
Second Quarter (through June 29, 2018)	$52.14	$37.96	$0.10000

The closing price of the shares of common stock of American Airlines Group Inc. on June 29, 2018 was $37.96.

We make no representation as to the amount of dividends, if any, that may be paid on the shares of common stock of American Airlines Group Inc. in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the shares of common stock of American Airlines Group Inc..

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,”  if you are a Non-U.S. Holder (as defined in the

July 2018	PS-8

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.”  While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code.  As discussed under “United States Federal Tax Considerations  – Tax Consequences to Non-U.S. Holders – Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).  However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances.  For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time.  Non-U.S. Holders should be warned that Section 871(m) may apply to the securities based on circumstances as of the pricing date for the securities and, therefore, it is possible that the securities will be subject to withholding tax under Section 871(m).

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each $1,000 security sold in this offering (or up to $5.00 for each $1,000 security in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $10.00 for each $1,000 security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $10.00 for each $1,000 security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 security they sell to fee-based advisory accounts. Certain broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisors employed by such affiliated broker-dealers will receive a fixed selling concession, of $10.00 for each $1,000 security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $10.00 for each $1,000 security they sell directly to the public.

July 2018	PS-9

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We expect to hedge our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

July 2018	PS-10

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

July 2018	PS-11

Citigroup Global Markets Holdings Inc.
Single Observation ELKS® Based on the Common Stock of American Airlines Group Inc. Due July-----, 2019

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

July 2018	PS-12